                                                                    EXHIBIT 23.4

                            BNY CAPITAL MARKETS INC.
                             MERCHANT BANKING GROUP

                                 445 PARK AVENUE

                            NEW YORK, NEW YORK 10022



January 8, 2004


Board of Directors
Change Technology Partners, Inc.
537 Steamboat Road, 2nd Floor

Greenwich, CT 06830


Members of the Board:

We hereby consent to the inclusion of our opinion letter dated August 11, 2003, as Appendix D to, and to the reference thereto under the caption "Summary - Opinion of the Financial Advisor to Change" and "The Merger - Opinion of the Financial Advisor to Change" in the proxy statement and prospectus of Change Technology Partners, Inc. ("Change"), relating to the proposed merger involving Change and Neurologix, Inc. and which proxy statement and prospectus is part of the Registration Statement on Form S-4 of Change. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                BNY Capital Markets, Inc.
                                                ----------------------------
                                                BNY CAPITAL MARKETS, INC.